EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-208785 and 333-195794) and Form S-8 (Registration Nos. 333-208278, 333-203641, 333-193145, 333-192376, 333-188714, 333-171781, 333-152010 and 333-133968), of our reports dated March 24, 2016, with respect to (i) the consolidated financial statements of Perion Network Ltd. and its subsidiaries and (ii) the effectiveness of internal control over financial reporting of Perion Network Ltd., which appear in this Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
March 24, 2016	A member of Ernst & Young Global